Share Purchase Agreement

between

LVM Landwirtschaftlicher Versicherungsverein AG
Kolde-Ring 21
Munster
Germany

(„Seller“)

and

GBS Enterprises Inc.
c/o Sourlis Law Firm
Red Bank, NJ
USA,
(„Purchaser“)

Preamble

(1) The Seller is sole owner of

2,019,000 shares, listed and traded, issued to the bearer, non-par individual shares having a numerical value of 1.00 (one) Euro per share (CUSIP number: 510 450 / ISIN: DE0005104509)

(in the following „GROUP shares“)

of GROUP Business Software AG, headquartered in Eisenach, registered in the court of Jena with the registration number HR B 405713
(in the following "GROUP").

GROUP has a capital stock of 25,232,000 Euro. The seller therefore owns shares representing 8.00% of GROUP’s capital stock.
Now, therefore, the parties agree to the following:

§ 1

Purchase and transfer of the shares

(1) The Seller sells and transfers to the Purchaser the aforementioned shares with subscription rights for the current business year on December 30, 2010.

(2) The Seller may not, with exception of the existing agreement described in the preamble, transfer shares in accordance with the framework of this agreement.

(3)  All Seller shares remain in the possession of the Seller until December 30, 2010.  The Seller undertakes to instruct his securities account bank to immediately transfer upon fulfilment of the conditions precedent (§3), the shares described in this agreement to the Purchaser. The transfer of the shares includes all rights including any claim to dividends for the current year.

 § 2

Purchase Price, Payment and Restoration

(1) As consideration for the GROUP shares sold/transferred under this Contract, Purchaser shall pay and Seller shall receive a purchase price of US$1,009,500.00 (or US$0.50 per share).

(2) The payment due to the Seller will be satisfied by transfer of 862,820 restricted publicly traded shares of GBS Enterprises Inc. [GBSX shares]. The GBSX shares are traded at the Over-the-Counter Bulletin Board (OTCBB) at New York Stock Exchange, NY, USA.

(3) The consideration is calculated based on a 10 day average trading stock price of the GBSX share not below US$1.17 the ‘assumed share price’). In the event that the GBSX share is trading below the Assumed Share Price, Seller has the right to restoration to cover loss of value. The loss coverage will be calculated as follows: US$1.17 minus the actual 10 day average share price. The Purchaser may satisfy the Seller for the loss coverage by transferring additional GBSX shares or by payment in cash (e. g.: Average Share Price: US$1.10; difference to the Assumed Share Price: US$0.07; Loss Coverage: US$0.07*862.820 =US$60,397.00 or 54.906 GBSX shares at US$1.10).

 § 3

Conditions Precedent

Seller and Purchaser agree that the current agreement is subject to the following conditions precedent:

a.	the listed shareholders vbv Vitamin-B Venture GmbH, Mr. Jyrki Salminen and LVM Insurance Company sell their GROUP shares to the Purchaser at the same price on or before the same day,
b.
the Purchaser will transfer the GBSX shares as mentioned in §2 (2) to the Seller’s investment bank account on or before November 30, 2010. Seller must not trade the GBSX share on or before the expiration of the cancellation grace period (§4)..

 § 4

Cancellation Grace Period

(1) Seller and Purchaser agree that the current agreement is subject to the following cancellation rights:

a.	after fulfilment of the conditions precedent, Seller may only cancel this agreement in the event that the loss coverage restoration is not paid within 30 business days after it became due
b.	Purchaser may cancel this agreement only in the event that the difference (§2 (3)) between the Assumed Share Price and the Average Share Price exceeds US$0.25.

(2) In the event of cancellation of this agreement by either party, both parties agree to re-transfer the shares received from the other party to the respective party.

 § 5

Seller Guarantees

Seller guarantees to Purchaser the accuracy of the following statements. If not stated otherwise, the following statements refer in their individual guarantees to the day of signature of this Contract.

1.	the statements of the preamble are true and valid
2.	Seller’s shares in GROUP AG are freely transferable,
3.	Seller’s shares are free and clear of all restrictions on the ability to vote
4.	Seller’s shares are not subject to claims, options, liens, charges and other encumbrances of any kind, and
5.	Seller’s shares are registered and fully paid for.

 § 6

Purchaser Guarantees

Purchaser guarantees to Seller the accuracy of the following statements. If not stated otherwise, the following statements refer in their individual guarantees to the day of signature of this Contract.

1.	the statements of the preamble are true and valid
2.	Purchaser’s shares are freely transferable,
3.	Purchaser’s shares are free and clear of all restrictions on the ability to vote
4.	Purchaser’s shares are not subject to claims, options, liens, charges and other encumbrances of any kind, and
5.	Purchaser’s shares in GBS Enterprises Inc. are registered and fully paid for.

 § 7

Legal Consequences; Limitation

If a guarantee of the Seller is in part or in whole inaccurate according to paragraph 3 or paragraph 4 in case of the purchaser, the infringing party shall put the affected party into the same position as it would have been in if the guarantee had been accurate. If the infringing party fails to provide restitution in kind within one month of a written notice by affected party or if restitution in kind is impossible or insufficient, the affected party shall have the right, in lieu of its rights to demand restitution in kind, to demand that the infringing party pay monetary damages to the affected party. The infringing party shall, however, in no event be liable for any consequential damages and lost profits, damages incidental to any breach or non-fulfilment of a guarantee or internal costs or expenses incurred by the affected party. The infringing party shall not be liable for, and the affected party shall not be entitled to assert any claim if and to the extent that:

(i) the amount of the claim is recovered or could have been reasonably recovered by the affected party from a third party, including under any insurance policy;

(ii) the claim results from a failure of the affected party to mitigate damages;

(iii) any claim resulting from or is increased by the passing of, or any change in, after the day hereof, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, government department, agency or regulatory body, including without limitation any increase in the rates of taxes;

All claims under this Contract shall become time-barred on December 31, 2011.

All claims may not exceed US$5,000.00 which shall constitute the parties combined aggregate maximum liability under this Contract on whatever ground. For the avoidance of doubt and without prejudice to further limitations of liability contained in this Contract.

 § 8

Legal Consequences for Purchaser

Purchaser shall not be liable for, and Seller shall not be entitled to assert any claim unless the Purchaser, through his gross negligent actions, led to the conditions not being met

 § 9

Confidentiality

The parties will hold the information in this Contract confidential; legally required publication requirements are excluded from this confidentiality obligation.

 § 10

End of Agreement, Dissolution of Agreement

The Parties agree that this contract is invalid if the conditions precedent (§ 3) have not occurred by latest March 30, 2011.

 § 11

Final Provisions

(1) No additional agreements have been made. Any collateral agreements, amendments to or supplements of this Agreement must be in writing in order to be valid. This is also valid for the waiver of written form.

(2) Should any provision of this Contract be invalid or unenforceable then the remaining provisions of this Contract shall remain in full force and effect. The invalid or unenforceable provision is to be regarded as replaced by such an enforceable and valid provision which is closest to the economic intentions of the parties replacing the original invalid and/or unenforceable provision.

(3) The place of performance for all claims concerning this contract is New York, NY, USA. The place of jurisdiction for all suits brought concerning this contract is New York, NY, USA.

Munster, November 5, 2010

/s/ Jochen Herwig

Member of the Board of the Seller

Canton, November 5, 2010

/s/ Joerg Ott

Purchaser